As filed with the United States Securities and Exchange Commission on December 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NEOGAMES S.A.

(Exact Name of Registrant as Specified in its Charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5, Rue De Bonnevoie

L-1260 Luxembourg

Grand Duchy of Luxembourg

(Address, including zip code, of principal executive offices)

2020 Incentive Award Plan

2015 Option Plan (Amended 2019)

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

302-738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to

Joshua G. Kiernan Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Gil White Ron Ben-Menachem Herzog Fox & Neeman 4 Weizmann Street Tel Aviv 6423904, Israel Tel: +972(3) 692-2020 Fax: +972(3) 696-6464

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, no par value, reserved for issuance under the 2020 Incentive Award Plan (the “2020 Plan”)	178,405	(2)	$23.01	(4)	$4,105,099.05	$447.87
Ordinary Shares, no par value, reserved for issuance under the 2015 Option Plan (Amended 2019) (the “ 2019 Plan”)	1,647,294	(3)	$1.48	(5)	$2,437,995.12	$265.99

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares, no par value (“Ordinary Shares”), of NeoGames S.A. (the “Company”) that become issuable under the 2020 Plan and 2019 Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.
(2)	Represents 178,405 Ordinary Shares reserved for issuance under the 2020 Plan, which number consists of (a) 132,750 Ordinary Shares initially available for issuance under the 2020 Plan and (b) an additional 45,655 Ordinary Shares that may become issuable under the 2020 Plan pursuant to its terms.
(3)	Represents Ordinary Shares issuable upon exercise of outstanding options under the 2019 Plan as of December 1, 2020. To the extent options outstanding under the 2019 Plan are forfeited, lapse unexercised, or are settled in cash, the Ordinary Shares subject to the options will be available for future issuance under the 2020 Plan.
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low prices of the Company’s ordinary shares as reported on Nasdaq on December 1, 2020.
(5)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted options that remain outstanding under the 2019 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to NeoGames S.A., unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)     the Company’s Registration Statement on Form F-1, originally filed with the Commission on October 27, 2020 (File No. 333-249683) and as subsequently amended, which contains the Company’s audited financial statements for the latest fiscal year for which such financial statements have been filed; and

(b)     the description of the Ordinary Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 18, 2020 (File No. 001-39721), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Company to the Commission (which indicate that they are incorporated herein by reference) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We will provide liability insurance for our directors and officers against certain liabilities, which they may incur in connection with their activities on our behalf. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our articles of association or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Articles of Association of NeoGames S.A., as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 (File No. 333-249683) filed on November 12, 2020).

5.1*	Opinion of Allen & Overy S.C.S.

23.1*	Consent of Ziv Haft, a member firm of BDO, dated as of November 30, 2020.

23.2*	Consent of Allen & Overy S.C.S. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	2020 Incentive Award Plan (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1 (File No. 333-249683) filed on November 12, 2020).

99.2	2015 Option Plan (Amended 2019) (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 (File No. 333-249683) filed on October 27, 2020).

*	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on December 3, 2020.

NEOGAMES S.A.

By:	/s/ Moti Malul
Moti Malul
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Moti Malul and Raviv Adler, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Moti Malul	Chief Executive Officer and Director	December 3, 2020
Moti Malul	(Principal Executive Officer)

/s/ Raviv Adler	Chief Financial Officer	December 3, 2020
Raviv Adler	(Principal Financial Officer and Principal Accounting Officer)

/s/ Barak Matalon	Director	December 3, 2020
Barak Matalon

/s/ Aharon Aran	Director	December 3, 2020
Aharon Aran

/s/ Laurent Teitgen	Director	December 3, 2020
Laurent Teitgen

/s/ John E. Taylor	Director	December 3, 2020
John E. Taylor

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the registrant’s duly authorized representative has signed the registration statement on Form S-8, in the City of New York, State of New York, on December 3, 2020.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States